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                                                                    EXHIBIT 99.1


             TEXAS BIOTECHNOLOGY REPORTS FIRST QUARTER 2003 RESULTS

                       CONFERENCE CALL SCHEDULED FOR TODAY

HOUSTON, TX - May 8, 2003 - Texas Biotechnology Corporation (NASDAQ: TXBI) today announced financial results for the first quarter 2003. Results for the first quarter were in line with prior guidance and sales of Argatroban continued to increase.

FIRST QUARTER 2003 FINANCIAL HIGHLIGHTS

     o For the first quarter of 2003, the Company reported a net loss of approximately $5.0 million, or $0.11 per basic and diluted share, compared to a net loss of $6.8 million, or $0.15 per basic and diluted share, for the same period last year.

     o The decreased loss in the current quarter compared to last year is primarily due to decreased research and development costs associated with the clinical trials for the development of Argatroban as a treatment for ischemic stroke and percutaneous coronary intervention, and for sitaxsentan as a treatment for pulmonary arterial hypertension which completed in 2002. The Company plans to initiate a final pivotal study for sitaxsentan during the second quarter of 2003.

     o The quarter loss includes a charge of approximately $556,000 in conjunction with a restructuring plan implemented in January 2003, which will reduce future operating expenses.

     o Revenue in the first quarter of 2003 was $3.2 million compared to $2.6 million in the comparable quarter of 2002. The increased revenue reflects in part increased sales of Argatroban by GlaxoSmithKline. In the first quarter of 2003, the Company's royalties earned on net sales of Argatroban increased to $1,148,000 compared to approximately $965,000 in the first quarter of 2002.

     o Cash, cash equivalents and investments at March 31, 2003 were approximately $59.8 million, compared with $68.0 million at December 31, 2002.

"We are pleased with our progress in the first quarter, particularly in our sitaxsentan development program," said Bruce D. Given, M.D., President and CEO of Texas Biotechnology. "We have set extremely aggressive goals for this year and we appear to be on track to achieve them."

SITAXSENTAN DEVELOPMENT HIGHLIGHTS

     o TBC re-acquired all remaining rights from ICOS to sitaxsentan, giving Texas Biotechnology complete development and marketing rights worldwide.

     o The company announced that data from STRIDE will be presented at the American Thoracic Society Annual Meeting in May.

     o The company is on track to begin a final Phase III trial in patients with pulmonary arterial hypertension in the second quarter of 2003.

ARGATROBAN DEVELOPMENT HIGHLIGHTS

     o Argatroban was assigned a Medicare billing code for use in hospital outpatient settings. The new code will provide Medicare reimbursement for Argatroban use in patients with


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         or at risk for heparin-induced thrombocytopenia, undergoing hospital outpatient percutaneous coronary interventions (PCI). Argatroban is already reimbursed for most inpatient PCI procedures.

     o Investigators presented results of ARGIS-I Phase II trial at the International Stroke Conference that supported the tolerability of Argatroban, showing no statistically significant differences between Argatroban and placebo in symptomatic or asymptomatic intracranial hemorrhage, which is a major concern in stroke patients receiving anticoagulants.

     o Investigators presented at the American College of Cardiology annual meeting the first results of a two part feasibility study of Argatroban in combination with glycoprotein IIb/IIIa inhibitors during percutaneous coronary interventions (PCI) in non-HIT patients. In the study, 100% of patients achieved angiographic success and adequate anticoagulation, while only 2% had an incident of major bleeding.

     o Texas Biotechnology also received a formal request from FDA that a study be conducted with Argatroban in pediatric patients. Successful completion of this study should result in an additional 6 months of market exclusivity.

  TEXAS BIOTECHNOLOGY WILL HOST A CONFERENCE CALL TODAY AT 4:30PM EASTERN TIME.
       TO PARTICIPATE IN THE CALL, DIAL (612) 332-0632; ACCESS CODE TEXAS BIOTECHNOLOGY. A REPLAY OF THE CONFERENCE CALL WILL ALSO BE AVAILABLE UNTIL
    MONDAY, MAY 12 AT 11:59PM EASTERN TIME. TO ACCESS THE REPLAY, DIAL (320) 365-3844 AND USE ACCESS CODE 683925. IN ADDITION, THE CONFERENCE CALL WILL BE
     AVAILABLE LIVE ON THE COMPANY'S WEB SITE (WWW.TBC.COM). A REPLAY OF THE
        CONFERENCE CALL WILL ALSO BE AVAILABLE ON THE COMPANY'S WEB SITE.

ABOUT TEXAS BIOTECHNOLOGY CORPORATION

Texas Biotechnology Corporation, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for its expertise in small molecule drug development and vascular biology. Argatroban, its first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Texas Biotechnology is in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Its majority owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Texas Biotechnology has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Texas Biotechnology please visit our web site: www.tbc.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Texas Biotechnology has filed with the Securities and Exchange Commission. The company undertakes no duty to update of revise these forward-looking statements.

                                      # # #


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                TEXAS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

                       CONSOLIDATED SUMMARY OF OPERATIONS

                                                      Three Months Ended
                                                           March 31,
                                              -----------------------------------
                                                   2003                2002
                                              ---------------     ---------------
Revenues                                      $         3,216     $         2,593

Operating expenses:
   Research and development                             4,219               5,190
   Equity in loss of affiliate                          2,386               2,510
   General and administrative                           2,154               2,667
                                              ---------------     ---------------
Total expenses                                          8,759              10,367
                                              ---------------     ---------------
Operating loss                                         (5,543)             (7,774)

Investment income, net                                    373                 767
Minority interest in Revotar                              190                 257
                                              ---------------     ---------------
Net loss                                      $        (4,980)    $        (6,750)
                                              ===============     ===============

Net loss per common share:
   (basic and diluted)                        $         (0.11)    $         (0.15)

Weighted average common shares outstanding:
   (basic and diluted)                                 43,945              43,613

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          March 31,                  Dec. 31,
                                                            2003                      2002
                                                     -------------------        ------------------
Cash, cash equivalents and investments               $            59,848        $           68,005
Other assets                                                      10,943                     9,787
                                                     -------------------        ------------------
Total assets                                                      70,791                    77,792
                                                     ===================        ==================

Total liabilities                                                  5,522                     7,388
Deferred income                                                    5,351                     5,718
Minority interest in affiliate                                     2,418                     2,608
Stockholders' equity                                              57,500                    62,078
                                                     -------------------        ------------------
                                                     $            70,791        $           77,792
                                                     ===================        ==================

Note: Certain reclassifications have been made to prior period information to conform with the March 31, 2003 presentation with no effect on net loss or stockholders' equity previously reported.